HF Financial Corp. Reports 12.5% Increase in Earnings in Fiscal 2014 to $6.6 Million or $0.94 per Share
Fourth Quarter Earnings Total $1.5 Million, or $0.21 per Share;
Loans Increase by $57.0 Million or 7.7% from the Third Fiscal Quarter;
Home Federal Bank Files Application to Convert from a Federally-Chartered Savings Association to a South Dakota State-Chartered Banking Corporation;
Declares Regular Quarterly Dividend of $0.1125 per Share

SIOUX FALLS, SD, July 28, 2014 -- HF Financial Corp. (Nasdaq: HFFC) today reported earnings of $6.6 million, or $0.94 per diluted share, for the twelve months ended June 30, 2014, compared to $5.9 million, or $0.83 per diluted share, for the twelve months ended June 30, 2013. For the quarter ended June 30, 2014, earnings increased to $1.5 million or $0.21 per share, versus $1.4 million, or $0.19 per share for the comparable period one year earlier. Net loans increased by $57.0 million or 7.7% from the previous quarter. Nonperforming assets as a percentage of total assets declined to 1.37% at June 30, 2014, from 1.50% one quarter earlier.
“Our fiscal 2014 results demonstrate the successful execution of our strategy to expand the reach of our banking platform without adding significant fixed costs. We are improving our operating efficiencies and generating solid loan growth. Loan growth was robust in the fourth quarter due, in part, to pent up demand from the harsh winter in our third fiscal quarter, the investment in new lenders in existing offices and the addition of lenders in our Minneapolis and Fargo offices. The economic base in the regions we serve is performing above national averages with respect to employment, and the South Dakota tax structure is attractive to relocating businesses,” said Stephen Bianchi, President and Chief Executive Officer.
Today, Home Federal Bank (“Home Federal”) announced that it had filed an application to convert from a federally-chartered savings association to a South Dakota bank. As a federally-chartered savings association, Home Federal’s primary regulator is the Office of the Comptroller of the Currency (“OCC”). As a South Dakota bank, Home Federal’s primary regulator would be the Division of Banking of the South Dakota Department of Labor and Regulation. The conversion will not affect customers and clients in any way, and they will continue to receive the same protection on deposits through the FDIC.

The move is primarily intended to allow Home Federal to work in closer contact with its primary regulator and is expected to result in cost efficiencies for the company. “Home Federal continues to have a strong and positive relationship with the OCC and looks forward to building a close working relationship with the Division of Banking in our home state,” said Stephen Bianchi, President and CEO of Home Federal.

Fiscal 2014 and Fourth Quarter Financial Highlights: (at or for the periods ended June 30, 2014, compared to March 31, 2014 and/or June 30, 2013.)

•	Earnings per diluted share for fiscal 2014 were $0.94 compared to $0.83 the previous year. For the fourth quarter, earnings per diluted share were $0.21 compared to $0.28 the previous quarter.

•	Total loans increased to $811.9 million at June 30, 2014, from $695.8 million at June 30, 2013, an increase of $116.2 million or 16.7%. Relative to the previous quarter, total loans increased 7.6%.

•
The net interest margin expressed on a fully taxable equivalent basis (“NIM, TE”) was 2.70% for fiscal 2014 compared to 2.63% for fiscal 2013. For the fourth quarter, the NIM,TE was 2.80% compared to 2.95% the previous quarter. A recovery of nonaccruing interest of approximately $490,000 partially led to a stronger margin in the third fiscal quarter.

•	Deposit balances increased to $999.2 million at June 30, 2014, from $898.8 million one year earlier and from $952.4 million in the previous quarter.

•
Nonperforming assets continued to decline and totaled $17.5 million at June 30, 2014, or 1.37% of total assets compared to $18.8 million at March 31, 2014, or 1.50% of total assets. One year earlier, nonperforming assets totaled $23.2 million, or 1.90% of total assets.

•
Mortgage banking revenue totaled $4.6 million ($2.1 million of gains on sale of loans and $2.5 million of net loan servicing income) for fiscal 2014 compared to $5.1 million one year earlier. For the fourth quarter ended June 30, 2014, mortgage banking revenue totaled $699,000 compared to $1.0 million for the third quarter of fiscal 2014.

•	Capital levels at June 30, 2014, continued to remain well above the regulatory “well-capitalized” minimum levels:

•	Total risk-based capital to risk-weighted assets was 14.54% versus 15.27% at March 31, 2014.

•	Tier 1 capital to risk-weighted assets was 13.38% versus 14.05% at March 31, 2014.

•	Tier 1 capital to total adjusted assets was 9.49% versus 9.51% at March 31, 2014.

•	The most recent dividend of $0.1125 per share represents the twenty-fifth consecutive quarter at this level and provides a 3.27% current yield at recent market prices.

•
Tangible book value was $13.72 per share at June 30, 2014, compared to $13.41 per share the previous quarter and represents an increase of 4.81%. This increase in value combined with a total dividend of $0.45 results in an intrinsic return of 8.25% for the fiscal year.

Balance Sheet and Asset Quality Review
HF Financial’s total asset base expanded slightly from the previous quarter to $1.27 billion from $1.26 billion. One year earlier, total assets were $1.22 billion. Though the asset base has reflected minimal growth, HF Financial has grown its loan portfolio and funded new loans in part with proceeds from short-term, liquid investments. In the fourth fiscal quarter of 2014, total loans increased $57.1 million to $811.9 million from $754.8 million. Total loans one year earlier were $695.8 million. Other than a small decline in consumer loans, the increase in the loan portfolio was reflected in all lending categories. Commercial real estate loans continued to represent the largest portion of the loan portfolio, which totaled 49.8% of the loan portfolio at June 30, 2014, followed by agricultural loans totaling 24.0%.
“Our lending team is gaining traction in the markets we serve. We have been strategic in hiring experienced loan and branch personnel, and we are beginning to attract new loan and deposit relationships to our bank. Both the deposit and loan growth generated over this past year are a result of initiatives put in place in fiscal 2013. The loan growth has contributed to a growing net interest margin. We expect those initiatives, along with continued focus on our corporate branding and product delivery efficiencies will contribute to stronger and sustainable earnings in years ahead,” stated Bianchi.
Total deposits increased to $999.2 million at June 30, 2014, from $898.8 million one year earlier and $952.4 million at the end of the fiscal third quarter. Non-certificate accounts represented 73.8% of total deposits while certificates of deposit represented 26.2% of total deposits at June 30, 2014.
Borrowings decreased during the fourth fiscal quarter of fiscal 2014 to $120.6 million compared to $147.4 million in the third quarter.
Nonperforming assets ("NPAs"), which include $15.4 million of troubled debt restructurings that are in-compliance with their restructured terms and payments due, decreased to $17.5 million at June 30, 2014, from $18.8 million the preceding quarter and $23.2 million one year earlier. At June 30, 2014, NPAs represented

1.37% of total assets and included only $180,000 in foreclosed assets. “The low balance of foreclosed assets reflects our history of taking realistic reserves on foreclosed property giving us the ability to promptly dispose of the assets without incurring long carrying costs,” stated Mike Westberg, Chief Credit Officer.
The allowance for loan and lease losses at June 30, 2014, totaled $10.5 million and represented 1.29% of total loans and leases. As the total of nonperforming loans has declined, the relative general reserve level has increased. Total allowance relative to total nonperforming loans was 60.7% at June 30, 2014, compared to 55.8% the previous quarter and 47.5% one year earlier.
Tangible common stockholders' equity increased to 7.62% of tangible assets at June 30, 2014, compared to 7.55% at March 31, 2014. The increase was due largely to a higher level of retained earnings and improvement in accumulated other comprehensive losses. Tangible book value per common share was $13.72 at June 30, 2014, up from $13.41 per share at the end of the previous quarter and $13.09 one year earlier.
Capital ratios continued to remain well above regulatory requirements with Tier 1 capital to risk-weighted assets of 13.38% at June 30, 2014, while the ratio of Tier 1 capital to total adjusted assets was 9.49%. These regulatory ratios were higher than the required minimum levels of 6.00% and 5.00%, respectively.
Review of Operations
For the fiscal year ending June 30, 2014, HF Financial's earnings reflected an improved net interest margin. Net interest income increased 9.5% to $31.1 million for fiscal 2014 compared to $28.4 million for fiscal 2013. The NIM, TE was 2.70% for fiscal 2014 compared to 2.63% for fiscal 2013. For the quarter ended June 30, 2014, net interest income increased 20.7% to $8.2 million compared to $6.8 million one year earlier. The NIM, TE for the fourth quarter of fiscal 2014 was 2.80% versus 2.95% for the third quarter of fiscal 2014, but the previous quarter included a 17 basis point increase attributed to a recovery of nonaccrual interest of approximately $490,000. “We are beginning to see expansion in our net interest margin as we redeploy funds from short-term investments into higher yielding loans. We have the capacity to continue expanding our loan portfolio without seeking outside funding sources which should result in continued net interest margin expansion,” stated Brent Olthoff, Chief Financial Officer and Treasurer.
Provision for loan losses was $607,000 for fiscal 2014, compared to $271,000 for fiscal 2013. For the fourth quarter, loan loss provisions totaled $328,000 compared to $260,000 the previous quarter and $443,000 one year earlier. “Though the economies in the markets we serve remain healthy, we intend to prudently add reserves based in part on our historical loss experience. As our loan portfolio begins to expand, we will also be adding to our reserve balances,” continued Olthoff.
Noninterest income totaled $15.0 million for fiscal 2014 compared to $15.1 million in fiscal 2013. Gain on the sale of loans continued to decline from previous periods as refinancing activity has declined due to a slight rise in mortgage rates. Mortgage activity produced $2.1 million in gains during the fiscal 2014 compared to $4.6 million during fiscal 2013. For the fourth fiscal quarter of 2014, gains on sale totaled $358,000 compared to $344,000 for the third fiscal quarter of 2014 and compared to $1.0 million one year earlier. Net loan servicing income totaled $341,000 for the fourth fiscal quarter compared to $703,000 in the third quarter of fiscal 2014 due to the full recovery of the $374,000 allowance remaining in the third quarter of fiscal 2014. The growth of the deposit portfolio has provided additional deposit-based fee income. Fees on deposits totaled $1.54 million for the fourth quarter of fiscal 2014 versus $1.47 million the third quarter and $1.58 million the fourth quarter in fiscal 2013.
Noninterest expense increased to $36.0 million in fiscal 2014 compared to $34.3 million in fiscal 2013 due primarily to increased compensation and benefits. For the fourth quarter of fiscal 2014, noninterest expense totaled $9.0 million compared to $8.9 million during the previous quarter. The increased expenses generally related to reduced deferred loan costs and increased variable pay related to production and financial outcomes over the past year.
These financial results are preliminary until the Form 10-K is filed in September 2014.

Quarterly Dividend Declared
The board of directors declared a regular quarterly cash dividend of $0.1125 per common share for the fourth fiscal quarter of 2014. The dividend is payable August 15, 2014 to stockholders of record August 8, 2014.
Use of Non-GAAP Financial Measures
This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). “Net Interest Margin, TE” is a non-GAAP financial measure. Information regarding the usefulness of Net Interest Margin, TE appears in the notes to the attached financial statements. The Company believes that the presentation of non-GAAP financial measures will permit investors to assess the Company's core operating results on the same basis as management. Non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies. Reconciliation of the non-GAAP measures to the most comparable GAAP measures are set forth in the notes to the attached financial statements.
About HF Financial Corp.
HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial services companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Investment Services, Inc. and HF Financial Group, Inc. As a publicly traded savings association headquartered in South Dakota, HF Financial Corp. operates with 28 offices in 19 communities, throughout Eastern South Dakota, Minnesota and North Dakota. The Company operates a branch in the Twin Cities market as Infinia Bank, a Division of Home Federal Bank of South Dakota, and a loan production office in Fargo, North Dakota. Internet banking is also available at www.homefederal.com and www.infiniabank.com.
This news release and other reports issued by the Company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance. In addition, the Company's management may make forward-looking statements orally to the media, securities analysts, investors or others. These forward-looking statements might include one or more of the following:

•	Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, adequacy of loan loss reserves, tax benefit or other financial items.

•	Descriptions of plans or objectives of management for future operations, products or services, transactions, investments and use of subordinated debentures payable to trusts.

•	Forecasts of future economic performance.

•	Use and descriptions of assumptions and estimates underlying or relating to such matters.
Forward-looking statements can be identified by the fact they do not relate strictly to historical or current facts. They often include words such as “optimism,” “look-forward,” “bright,” “pleased,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.
Forward-looking statements about the Company's expected financial results and other plans are subject to certain risks, uncertainties and assumptions. These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive conditions and developments (such as shrinking interest margins and continued short-term environments); deposit outflows, reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company's loan and lease portfolios; the ability or inability of the Company to manage interest rate and other risks; unexpected or continuing claims against the Company's self-insured health plan; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; and the other risks detailed from time to time in the Company's SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending June 30, 2013, and its subsequent quarterly reports on Form 10-Q.
Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Although the Company believes its expectations are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.
CONTACT:     HF Financial Corp.
Stephen Bianchi, President and Chief Executive Officer (605) 333-7556

HF Financial Corp.
Selected Consolidated Operating Highlight
(Dollars in Thousands, except share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	June 30,	March 31,	June 30,	June 30,
	2014	2014	2013	2014	2013
Interest, dividend and loan fee income:
Loans and leases receivable	$8,801	$8,781	$8,031	$34,541	$33,923
Investment securities and interest-earning deposits	1,504	1,716	1,242	5,603	5,068
	10,305	10,497	9,273	40,144	38,991
Interest expense:
Deposits	940	960	1,046	3,936	4,762
Advances from Federal Home Loan Bank and other borrowings	1,196	1,212	1,461	5,151	5,845
	2,136	2,172	2,507	9,087	10,607
Net interest income	8,169	8,325	6,766	31,057	28,384
Provision for losses on loans and leases	328	260	443	607	271
Net interest income after provision for losses on loans and leases	7,841	8,065	6,323	30,450	28,113
Noninterest income:
Fees on deposits	1,544	1,472	1,579	6,271	6,500
Loan servicing income, net	341	703	560	2,473	476
Gain on sale of loans	358	344	1,029	2,117	4,613
Earnings on cash value of life insurance	204	201	203	817	814
Trust income	222	229	201	864	794
Commission and insurance income	385	404	364	1,420	860
Gain on sale of securities, net	62	233	142	653	2,110
Loss on disposal of closed-branch fixed assets	—	—	(22)	—	(22)
Other	101	98	234	396	(1,022)
	3,217	3,684	4,290	15,011	15,123
Noninterest expense:
Compensation and employee benefits	5,399	5,298	5,071	21,424	20,044
Occupancy and equipment	1,025	1,058	1,029	4,165	4,196
FDIC insurance	205	220	192	866	798
Check and data processing expense	780	784	734	3,077	2,990
Professional fees	512	502	423	2,145	2,086
Marketing and community investment	320	315	312	1,255	1,090
Foreclosed real estate and other properties, net	16	50	19	322	344
Other	711	691	727	2,738	2,784
	8,968	8,918	8,507	35,992	34,332
Income before income taxes	2,090	2,831	2,106	9,469	8,904
Income tax expense	610	858	751	2,867	3,034
Net income	$1,480	$1,973	$1,355	$6,602	$5,870

Basic earnings per common share:	$0.21	$0.28	$0.19	$0.94	$0.83
Diluted earnings per common share:	$0.21	$0.28	$0.19	$0.94	$0.83
Basic weighted average shares:	7,055,440	7,055,440	7,056,986	7,055,302	7,054,164
Diluted weighted average shares:	7,058,630	7,057,953	7,061,264	7,058,613	7,057,145
Outstanding shares (end of period):	7,055,440	7,055,440	7,055,020	7,055,440	7,055,020
Number of full-service offices	27	27	27

HF Financial Corp.
Consolidated Statements of Financial Condition
(Dollars in Thousands, except share data)

	June 30, 2014	June 30, 2013
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$24,256	$21,352
Investment securities available for sale	348,878	424,481
Investment securities held to maturity	19,507	—
Correspondent bank stock	6,367	8,936
Loans held for sale	6,173	9,169

Loans and leases receivable	811,946	695,771
Allowance for loan and lease losses	(10,502)	(10,743)
Loans and leases receivable, net	801,444	685,028

Accrued interest receivable	5,407	5,301
Office properties and equipment, net of accumulated depreciation	13,805	13,853
Foreclosed real estate and other properties	180	564
Cash value of life insurance	20,644	19,965
Servicing rights, net	11,218	10,987
Goodwill and intangible assets, net	4,830	4,938
Other assets	12,020	12,938
Total assets	$1,274,729	$1,217,512
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$999,174	$898,761
Advances from Federal Home Loan Bank and other borrowings	120,643	167,163
Subordinated debentures payable to trusts	24,837	24,837
Advances by borrowers for taxes and insurance	13,683	12,595
Accrued expenses and other liabilities	14,740	16,885
Total liabilities	1,173,077	1,120,241
Stockholders' equity
Preferred stock, $.01 par value, 500,000 shares authorized, none outstanding	—	—
Series A Junior Participating Preferred Stock, $1.00 stated value, 50,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, 10,000,000 shares authorized, 9,138,895 and 9,138,475 shares issued at June 30, 2014 and 2013, respectively	91	91
Additional paid-in capital	46,218	46,096
Retained earnings, substantially restricted	89,694	86,266
Accumulated other comprehensive (loss), net of related deferred tax effect	(3,454)	(4,285)
Less cost of treasury stock, 2,083,455 shares at June 30, 2014 and 2013	(30,897)	(30,897)
Total stockholders' equity	101,652	97,271
Total liabilities and stockholders' equity	$1,274,729	$1,217,512

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Allowance for Loan and Lease Loss Activity	Three Months Ended			Twelve Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Balance, beginning	$10,346	$10,605	$10,664	$10,743	$10,566
Provision charged to income	328	260	443	607	271
Charge-offs	(198)	(563)	(396)	(1,292)	(1,615)
Recoveries	26	44	32	444	1,521
Balance, ending	$10,502	$10,346	$10,743	$10,502	$10,743

Asset Quality	June 30, 2014	March 31, 2014	June 30, 2013
Nonaccruing loans and leases	$17,306	$18,553	$22,623
Accruing loans and leases delinquent more than 90 days	—	—	—
Foreclosed assets	180	266	564
Total nonperforming assets	$17,486	$18,819	$23,187

General allowance for loan and lease losses	$10,019	$9,628	$8,280
Specific impaired loan valuation allowance	483	718	2,463
Total allowance for loans and lease losses	$10,502	$10,346	$10,743

Ratio of nonperforming assets to total assets at end of period (1)	1.37%	1.50%	1.90%
Ratio of nonperforming loans and leases to total loans and leases at end of period (2)	2.13%	2.46%	3.25%
Ratio of net charge-offs to average loans and leases for the year-to-date period (3)	0.11%	0.12%	0.01%
Ratio of allowance for loan and lease losses to total loans and leases at end of period	1.29%	1.37%	1.54%
Ratio of allowance for loan and lease losses to nonperforming loans and leases at end of period (2)	60.68%	55.76%	47.49%
_____________________________________________
(1) Nonperforming assets include nonaccruing loans and leases, accruing loans and leases delinquent more than 90 days and foreclosed assets.
(2) Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.
(3) Percentages for the nine months ended March 31, 2014 have been annualized.

Troubled Debt Restructuring Summary	June 30, 2014	March 31, 2014	June 30, 2013
Nonaccruing troubled debt restructurings-non-compliant (1)(2)	$6	$47	$137
Nonaccruing troubled debt restructurings-compliant (1)(2)(3)	15,445	15,200	18,616
Accruing troubled debt restructurings (4)	1,727	1,384	1,753
Total troubled debt restructurings	$17,178	$16,631	$20,506
______________________________________________
(1) Non-compliant and compliant refer to the terms of the restructuring agreement.
(2) Balances are included in nonaccruing loans as part of nonperforming loans.
(3) Interest received but applied to the principal balance was $250, $258, and $194 for the periods presented, respectively.
(4) None of the loans included are 90 days past due and are not included in the nonperforming loans.

HF Financial Corp.
Selected Capital Composition Highlights
(Unaudited)

	June 30, 2014	March 31, 2014	June 30, 2013
Common stockholders' equity before OCI (1) to consolidated assets	8.27%	8.33%	8.37%
OCI components to consolidated assets:
Net changes in unrealized gains and losses:
Investment securities available for sale	(0.11)	(0.18)	(0.11)
Defined benefit plan	(0.11)	(0.16)	(0.16)
Derivatives and hedging activities	(0.05)	(0.05)	(0.08)
Goodwill and intangible assets, net to consolidated assets	(0.38)	(0.39)	(0.41)
Tangible common equity to tangible assets	7.62%	7.55%	7.61%

Tangible book value per common share (2)	$13.72	$13.41	$13.09

Tier I capital (to adjusted total assets) (3)	9.49%	9.51%	9.56%
Tier I capital (to risk-weighted assets) (3)	13.38	14.05	14.58
Total risk-based capital (to risk-weighted assets) (3)	14.54	15.27	15.83
______________________________________________
(1) Accumulated other comprehensive income (loss).
(2) Common equity reduced by goodwill and intangible assets, net and divided by number of shares of outstanding common stock.
(3) Capital ratios for Home Federal Bank.

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Loan and Lease Portfolio Composition
	June 30, 2014		June 30, 2013
	Amount	Percent	Amount	Percent
Residential:
One-to four-family	$47,886	5.9%	$46,738	6.7%
Construction	3,838	0.5	2,360	0.4
Commercial:
Commercial business (1)	82,459	10.2	75,555	10.9
Equipment finance leases	847	0.1	1,633	0.2
Commercial real estate:
Commercial real estate	294,388	36.3	239,057	34.4
Multi-family real estate	87,364	10.7	49,217	7.1
Construction	22,946	2.8	12,879	1.8
Agricultural:
Agricultural real estate	79,805	9.8	77,334	11.1
Agricultural business	115,397	14.2	100,398	14.4
Consumer:
Consumer direct	17,449	2.1	21,219	3.1
Consumer home equity	56,666	7.0	66,381	9.5
Consumer overdraft & reserve	2,901	0.4	2,995	0.4
Consumer indirect	—	—	5	—
Total (2)	$811,946	100.0%	$695,771	100.0%
_________________________________________________
(1) Includes $1,645 and $2,024 tax exempt leases at June 30, 2014 and June 30, 2013, respectively.
(2) Exclusive of undisbursed portion of loans in process and net of deferred loan fees and discounts.

Deposit Composition
	June 30, 2014		June 30, 2013
	Amount	Percent	Amount	Percent
Noninterest-bearing checking accounts	$164,918	16.5%	156,896	17.5%
Interest-bearing checking accounts	173,879	17.4	151,359	16.8
Money market accounts	238,507	23.9	212,817	23.7
Savings accounts	160,277	16.0	115,573	12.9
In-market certificates of deposit	236,026	23.6	239,521	26.6
Out-of-market certificates of deposit	25,567	2.6	22,595	2.5
Total deposits	$999,174	100.0%	$898,761	100.0%

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Average Balance, Interest Yields and Rates	Three Months Ended
	June 30, 2014		March 31, 2014
	Average Outstanding Balance	Yield/ Rate	Average Outstanding Balance	Yield/ Rate
Interest-earning assets:
Loans and leases receivable(1)(3)	$794,057	4.45%	$739,044	4.82%
Investment securities(2)(3)	403,568	1.49	427,973	1.63
Total interest-earning assets	1,197,625	3.45%	1,167,017	3.65%
Noninterest-earning assets	73,659		74,254
Total assets	$1,271,284		$1,241,271
Interest-bearing liabilities:
Deposits:
Checking and money market	$395,568	0.25%	$378,006	0.25%
Savings	165,492	0.24	166,425	0.25
Certificates of deposit	256,326	0.93	251,795	1.00
Total interest-bearing deposits	817,386	0.46	796,226	0.49
FHLB advances and other borrowings	149,988	2.39	128,575	2.86
Subordinated debentures payable to trusts	24,837	4.89	24,837	4.98
Total interest-bearing liabilities	992,211	0.86%	949,638	0.93%
Noninterest-bearing deposits	147,970		158,368
Other liabilities	30,864		34,549
Total liabilities	1,171,045		1,142,555
Equity	100,239		98,716
Total liabilities and equity	$1,271,284		$1,241,271
Net interest spread(4)		2.59%		2.72%
Net interest margin(4)(5)		2.74%		2.89%
Net interest margin, TE(6)		2.80%		2.95%
Return on average assets(7)		0.47%		0.64%
Return on average equity(8)		5.92%		8.11%
_____________________________________

(1)	Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)	Includes federal funds sold and interest earning reserve balances at the Federal Reserve Bank.

(3)	Yields do not reflect the tax-exempt nature of loans, equipment leases and municipal securities.

(4)	Percentages for the three months ended June 30, 2014 and March 31, 2014 have been annualized.

(5)	Net interest income divided by average interest-earning assets.

(6)
Net interest margin expressed on a fully taxable equivalent basis ("Net Interest Margin, TE") is a non-GAAP financial measure. See the following Non-GAAP Disclosure Reconciliation of Net Interest Income (GAAP) to Net Interest Margin, TE (Non-GAAP). The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences. We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes. As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(7)	Ratio of net income to average total assets.

(8)	Ratio of net income to average equity.

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Average Balance, Interest Yields and Rates	Twelve Months Ended
	June 30, 2014		June 30, 2013
	Average Outstanding Balance	Yield/ Rate	Average Outstanding Balance	Yield/ Rate
Interest-earning assets:
Loans and leases receivable(1)(3)	$755,222	4.57%	$696,075	4.87%
Investment securities(2)(3)	421,324	1.33	403,025	1.26
Total interest-earning assets	1,176,546	3.41%	1,099,100	3.55%
Noninterest-earning assets	73,054		79,967
Total assets	$1,249,600		$1,179,067
Interest-bearing liabilities:
Deposits:
Checking and money market	$370,984	0.26%	$360,833	0.31%
Savings	148,944	0.24	115,331	0.24
Certificates of deposit	262,431	1.00	271,132	1.24
Total interest-bearing deposits	782,359	0.50	747,296	0.64
FHLB advances and other borrowings	155,392	2.47	144,339	2.90
Subordinated debentures payable to trusts	24,837	5.29	27,606	6.03
Total interest-bearing liabilities	962,588	0.94%	919,241	1.15%
Noninterest-bearing deposits	158,616		130,291
Other liabilities	30,446		31,045
Total liabilities	1,151,650		1,080,577
Equity	97,950		98,490
Total liabilities and equity	$1,249,600		$1,179,067
Net interest spread		2.47%		2.40%
Net interest margin(4)		2.64%		2.58%
Net interest margin, TE(5)		2.70%		2.63%
Return on average assets(6)		0.53%		0.50%
Return on average equity(7)		6.74%		5.96%
_____________________________________

(1)	Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)	Includes federal funds sold and interest earning reserve balances at the Federal Reserve Bank.

(3)	Yields do not reflect the tax-exempt nature of loans, equipment leases and municipal securities.

(4)	Net interest income divided by average interest-earning assets.

(5)
Net interest margin expressed on a fully taxable equivalent basis ("Net Interest Margin, TE") is a non-GAAP financial measure. See the following Non-GAAP Disclosure Reconciliation of Net Interest Income (GAAP) to Net Interest Margin, TE (Non-GAAP). The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences. We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes. As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(6)	Ratio of net income to average total assets.

(7)	Ratio of net income to average equity.

HF Financial Corp.
Age Analysis of Past Due Loans and Leases Receivables
(Dollars in Thousands)
(Unaudited)

June 30, 2014	Accruing and Nonaccruing Loans					Nonperforming Loans
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 89 Days	Total Past Due	Current	Recorded Investment > 90 Days and Accruing (1)	Nonaccrual Balance	Total
Residential:
One-to four-family	$430	$125	$—	$555	$47,331	$—	$125	$125
Construction	208	—	—	208	3,630	—	—	—
Commercial:
Commercial business	—	—	431	431	82,028	—	3,462	3,462
Equipment finance leases	—	—	—	—	847	—	—	—
Commercial real estate:
Commercial real estate	96	11	—	107	294,281	—	972	972
Multi-family real estate	—	—	27	27	87,337	—	27	27
Construction	—	—	—	—	22,946	—	—	—
Agricultural:
Agricultural real estate	—	—	—	—	79,805	—	7,933	7,933
Agricultural business	194	—	316	510	114,887	—	3,797	3,797
Consumer:
Consumer direct	21	8	6	35	17,414	—	49	49
Consumer home equity	59	79	271	409	56,257	—	941	941
Consumer OD & reserve	4	—	—	4	2,897	—	—	—
Consumer indirect	—	—	—	—	—	—	—	—
Total	$1,012	$223	$1,051	$2,286	$809,660	$—	$17,306	$17,306

June 30, 2013	Accruing and Nonaccruing Loans					Nonperforming Loans
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 89 Days	Total Past Due	Current	Recorded Investment > 90 Days and Accruing (1)	Nonaccrual Balance	Total
Residential:
One-to four-family	$128	$—	$236	$364	$46,374	$—	$236	$236
Construction	—	—	—	—	2,360	—	—	—
Commercial:
Commercial business	122	460	17	599	74,956	—	4,365	4,365
Equipment finance leases	4	35	—	39	1,594	—	35	35
Commercial real estate:
Commercial real estate	76	—	451	527	238,530	—	1,180	1,180
Multi-family real estate	—	—	27	27	49,190	—	27	27
Construction	—	—	—	—	12,879	—	—	—
Agricultural:
Agricultural real estate	—	10	—	10	77,324	—	11,634	11,634
Agricultural business	37	58	—	95	100,303	—	4,113	4,113
Consumer:
Consumer direct	33	—	15	48	21,171	—	15	15
Consumer home equity	282	55	510	847	65,534	—	1,018	1,018
Consumer OD & reserve	7	—	—	7	2,988	—	—	—
Consumer indirect	—	—	—	—	5	—	—	—
Total	$689	$618	$1,256	$2,563	$693,208	$—	$22,623	$22,623
____________________________________

(1)	Loans accruing and delinquent greater than 90 days have government guarantees or acceptable loan-to-value ratios.

HF Financial Corp.
Non-GAAP Disclosure Reconciliation
Net Interest Margin to Net Interest Margin-Tax Equivalent Yield
(Dollars in Thousands)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	June 30,	March 31,	June 30,	June 30,
	2014	2014	2013	2014	2013
Net interest income	$8,169	$8,325	$6,766	$31,057	$28,384
Taxable equivalent adjustment	181	176	110	668	488
Adjusted net interest income	8,350	8,501	6,876	31,725	28,872
Average interest-earning assets	1,197,625	1,167,017	1,124,152	1,176,546	1,099,100
Net interest margin, TE	2.80%	2.95%	2.45%	2.70%	2.63%